Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Appoints New Director

SAN JUAN, Puerto Rico, June 13, 2017 – Triple-S Management Corporation (NYSE: GTS), a leading managed care company in Puerto Rico, today announced that its board of directors has elected Mrs. Gail B. Marcus to serve as an independent director of the Company and fill the vacancy created by the passing of Ms. Adamina Soto-Martinez on March 28, 2016. Mrs. Marcus' appointment to the board will be effective on July 3, 2017 for a term that expires in 2018. She will also be a member of the board's Audit and Compensation and Talent Development Committees.

Mrs. Marcus has served as a consultant and practice leader in the healthcare consulting practice of Exceptional Leaders International, a consulting company, since 2015, and as an Assistant Professor & Director of the Global Healthcare Management and Biomedical Informatics programs at the Massachusetts College of Pharmacy and Health Sciences since 2016. From 2012 to 2015, Mrs. Marcus was Chief Executive Officer and President of Calloway Laboratories, a provider of clinical toxicology laboratory services. Prior to that, Mrs. Marcus held a variety of executive leadership roles with diagnostics, pharmacy benefit management and managed care companies, including Caremark, United Healthcare, and Cigna. Mrs. Marcus currently serves on the board of directors of Natera, Inc., a worldwide genetic testing and diagnostics company, and on the board of directors of Team Better, a private company, and Engineering World Health, a non-profit organization. Mrs. Marcus also sits on the Centers for Medicare & Medicaid Services Diagnostic Lab Advisory Committee.

Dr. Luis Clavell, Triple-S Chairman of the Board, said, "With more than 25 years of global management experience, Gail should prove to be an invaluable asset to our company. She has expertise in building and growing profitable life science and health services businesses, leveraging technology as a competitive advantage, turning around troubled companies, and post-acquisition integration and international expansion of US companies. Mrs. Marcus has a broad-based functional skill set and in-depth knowledge of both the domestic and international health care industries, including managed care, pharmacy benefit management, diagnostics, provider services, Medicare, and Medicaid. We are very excited to welcome her to the team as we continue to pursue our strategic transformation."

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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